EXHIBIT (a)(38)

                                VERIFICATION

               Pursuant to 28 U.S.C. ss. 1746, I, Peter M. Kreindler, hereby verify under penalty of perjury that the allegations and averments in the foregoing Verified Amended Complaint for Declaratory and Injunctive Relief are, with respect to AlliedSignal and its own acts, true and correct to my own knowledge, and as to all other matters, I believe them to be true.


                                              /s/ Peter M. Kreindler
                                             ------------------------------
                                             Peter M. Kreindler, Esq.
                                             Senior Vice President,
                                             General Counsel and Secretary
                                             AlliedSignal Inc.


     Executed on September 14, 1998